Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Build-A-Bear Workshop, Inc. Amended and Restated 2020 Omnibus Incentive Plan filed on September 7, 2023 of our reports dated April 13, 2023, with respect to the consolidated financial statements and schedule of Build-A-Bear Workshop, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Build-A-Bear Workshop, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended January 28, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

September 7, 2023